Exhibit (d)(7)(vi)

AMENDMENT NO. 4

TO INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 4 to Investment Advisory Agreement (“Amendment No. 4), dated as of December 2, 2005, between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or the “Manager”), as successor to The Equitable Life Assurance Society of the United States, and Fund Asset Management, L.P., a Delaware limited partnership (“Adviser”).

AXA Equitable and Adviser agree to modify and amend the Investment Advisory Agreement dated as of May 1, 2000, as amended by Amendment No. 1 dated May 21, 2001, Amendment No. 2 dated December 6, 2001 and Amendment No. 3 dated August 18, 2003 (collectively, the “Agreement”) between AXA Equitable and Adviser as follows:

1. New Portfolios. AXA Equitable hereby appoints the Adviser as the investment adviser to the EQ/Short Duration Bond Portfolio, EQ/Government Securities Portfolio, EQ/Intermediate Term Bond Portfolio and EQ/Long Term Bond Portfolio (collectively, “New Portfolios”) on the terms and conditions contained in the Agreement.

2. Duration. Section 10 of the Agreement is replaced in its entirety as follows:

(a) The Agreement became effective with respect to the EQ/Mercury Basic Value Equity Portfolio on May 1, 2000 and will become effective with respect to the New Portfolios on the date of this Amendment No. 4.

(b) The Agreement will continue in effect with respect to the EQ/Mercury Basic Value Portfolio until July 31, 2006 and may be continued thereafter pursuant to subsection (d) below.

(c) The Agreement will continue in effect with respect to the New Portfolios until December 2, 2007 and may be continued thereafter pursuant to subsection (d) below.

(d) With respect to each Portfolio this Agreement shall continue in effect annually after the date specified in subsection (b) or (c), as the case may be, only so long as such continuance is specifically approved at least annually either by the Board of Trustees or by a majority of the outstanding voting securities of the Portfolio, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the EQ Advisors Trust who are not “interested persons” (as defined in the Investment Company Act of 1940) (“Independent Trustees”) of any party to the Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act of 1940) of shares of such Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other portfolio affected by this Agreement or (b) all the portfolios of the Trust.

3. Appendix A. Appendix A to the Agreement, setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to each Portfolio for which the Adviser provides advisory services under the Agreement, is hereby replaced in its entirety by Appendix A attached hereto.

4. Services to be Rendered by the Adviser to the Trust. Section 2 of the Agreement is hereby amended to include the following:

H.	Notwithstanding anything on the contrary herein, the Adviser shall have no power, authority, responsibility, or obligation hereunder to take any action with regard to any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting securities held at any time in any Portfolio, including, without limitation, to file proofs of claim or other documents related to such proceedings (the “Litigation”), or to investigate, initiate, supervise, or monitor the Litigation involving Portfolio assets, and the Manager acknowledges and agrees that no such power, authority, responsibility or obligation is delegated hereunder. Nevertheless, the Adviser agrees that it will assist and use its best efforts to provide the Manager with any and all documentation or information relating to the Litigation as may be reasonably requested by the Manager.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 4 as of the date first above set forth.

AXA EQUITABLE LIFE INSURANCE COMPANY		FUND ASSET MANAGEMENT, L.P., by Princeton Services, Inc. its General Partner

By:	/s/ Steven M. Joenk	By:	/s/ Daniel J. Dart
	Steven M. Joenk Senior Vice President		Name: Daniel J. Dart Title: Managing Director

APPENDIX A

TO AMENDMENT NO. 4

TO INVESTMENT ADVISORY AGREEMENT

WITH FUND ASSET MANAGEMENT, L.P.

Portfolios	Advisory Fee Rate
EQ/Mercury Basic Value Equity Portfolio	0.40% of the Portfolio’s average daily net assets up to and including $100 million; 0.375% of the Portfolio’s average daily net assets over $100 million and up to and including $300 million; and 0.35% of the Portfolio’s average daily net assets in excess of $300 million.

EQ/Short Duration Bond Portfolio	0.10% of the Portfolio’s average daily net assets.

EQ/Intermediate Term Bond Portfolio	0.15% of the Portfolio’s average daily net assets.

EQ/Government Securities Portfolio	0.15% of the Portfolio’s average daily net assets.

EQ/Long Term Bond Portfolio	0.15% of the Portfolio’s average daily net assets.